Exhibit 99.2

Consolidated Condensed Financial Statements from Danaher Corporation’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2017, as revised solely to expressly acknowledge in Note 6 that the Company has guaranteed long-term debt and commercial paper issued by certain of its subsidiaries, including DH Europe Finance S.A. (“Danaher International”) and DH Switzerland Finance S.A. (“Danaher Switzerland”), each of which is a 100%-owned finance subsidiary, that all securities issued by each of Danaher International and Danaher Switzerland are fully and unconditionally guaranteed by the Company, and that these guarantees rank on parity with the Company’s unsecured and unsubordinated indebtedness.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
($ and shares in millions, except per share amount)
(unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and equivalents	$803.9	$963.7
Trade accounts receivable, net	3,034.9	3,186.1
Inventories:
Finished goods	937.8	884.4
Work in process	293.5	299.4
Raw materials	533.6	525.6
Total inventories	1,764.9	1,709.4
Prepaid expenses and other current assets	715.2	805.9
Total current assets	6,318.9	6,665.1
Property, plant and equipment, net of accumulated depreciation of $2,089.9 and $1,963.3, respectively	2,408.7	2,354.0
Other long-term assets	685.7	631.3
Goodwill	24,015.0	23,826.9
Other intangible assets, net	11,816.8	11,818.0
Total assets	$45,245.1	$45,295.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$2,221.0	$2,594.8
Trade accounts payable	1,402.2	1,485.0
Accrued expenses and other liabilities	2,379.9	2,794.2
Total current liabilities	6,003.1	6,874.0
Other long-term liabilities	5,721.6	5,670.3
Long-term debt	9,729.3	9,674.2
Stockholders’ equity:
Common stock - $0.01 par value, 2.0 billion shares authorized; 809.8 and 807.7 issued; 694.1 and 692.2 outstanding, respectively	8.1	8.1
Additional paid-in capital	5,370.5	5,312.9
Retained earnings	21,112.4	20,703.5
Accumulated other comprehensive income (loss)	(2,705.2)	(3,021.7)
Total Danaher stockholders’ equity	23,785.8	23,002.8
Noncontrolling interests	5.3	74.0
Total stockholders’ equity	23,791.1	23,076.8
Total liabilities and stockholders’ equity	$45,245.1	$45,295.3
See the accompanying Notes to the Consolidated Condensed Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(unaudited)

	Three-Month Period Ended
	March 31, 2017	April 1, 2016
Sales	$4,205.7	$3,924.1
Cost of sales	(1,871.4)	(1,756.8)
Gross profit	2,334.3	2,167.3
Operating costs:
Selling, general and administrative expenses	(1,443.0)	(1,328.1)
Research and development expenses	(267.4)	(226.1)
Operating profit	623.9	613.1
Nonoperating income (expense):
Other income	—	223.4
Interest expense	(40.3)	(52.9)
Interest income	1.6	—
Earnings from continuing operations before income taxes	585.2	783.6
Income taxes	(101.4)	(197.8)
Net earnings from continuing operations	483.8	585.8
Earnings from discontinued operations, net of income taxes	22.3	172.6
Net earnings	$506.1	$758.4
Net earnings per share from continuing operations:
Basic	$0.70	$0.85
Diluted	$0.69	$0.84
Net earnings per share from discontinued operations:
Basic	$0.03	$0.25
Diluted	$0.03	$0.25
Net earnings per share:
Basic	$0.73	$1.10
Diluted	$0.72	$1.09
Average common stock and common equivalent shares outstanding:
Basic	694.3	688.6
Diluted	705.7	697.1
See the accompanying Notes to the Consolidated Condensed Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
($ in millions)
(unaudited)

	Three-Month Period Ended
	March 31, 2017	April 1, 2016
Net earnings	$506.1	$758.4
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	304.3	201.1
Pension and postretirement plan benefit adjustments	4.9	5.3
Unrealized gain (loss) on available-for-sale securities adjustments	7.3	(131.7)
Total other comprehensive income (loss), net of income taxes	316.5	74.7
Comprehensive income	$822.6	$833.1
See the accompanying Notes to the Consolidated Condensed Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY
($ and shares in millions)
(unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests
	Shares	Amount
Balance, December 31, 2016	807.7	$8.1	$5,312.9	$20,703.5	$(3,021.7)	$74.0
Net earnings for the period	—	—	—	506.1	—	—
Other comprehensive income (loss)	—	—	—	—	316.5	—
Dividends declared	—	—	—	(97.2)	—	—
Common stock-based award activity	2.1	—	58.7	—	—	—
Common stock issued in connection with LYONs’ conversions, including tax benefit	—	—	0.1	—	—	—
Change in noncontrolling interests	—	—	(1.2)	—	—	(68.7)
Balance, March 31, 2017	809.8	$8.1	$5,370.5	$21,112.4	$(2,705.2)	$5.3
See the accompanying Notes to the Consolidated Condensed Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
($ in millions)
(unaudited)

	Three-Month Period Ended
	March 31, 2017	April 1, 2016
Cash flows from operating activities:
Net earnings	$506.1	$758.4
Less: earnings from discontinued operations, net of income taxes	22.3	172.6
Net earnings from continuing operations	483.8	585.8
Noncash items:
Depreciation	139.5	128.5
Amortization	166.1	139.2
Stock-based compensation expense	33.6	29.6
Pretax gain on sale of investments	—	(223.4)
Change in trade accounts receivable, net	168.3	83.5
Change in inventories	(56.9)	(85.6)
Change in trade accounts payable	(90.9)	(116.0)
Change in prepaid expenses and other assets	59.4	47.1
Change in accrued expenses and other liabilities	(342.7)	18.4
Total operating cash provided by continuing operations	560.2	607.1
Total operating cash provided by discontinued operations	—	165.7
Net cash provided by operating activities	560.2	772.8
Cash flows from investing activities:
Cash paid for acquisitions	—	(94.7)
Payments for additions to property, plant and equipment	(158.6)	(122.6)
Proceeds from sale of investments	—	264.8
All other investing activities	(5.1)	—
Total investing cash used in (provided by) continuing operations	(163.7)	47.5
Total investing cash used in discontinued operations	—	(39.2)
Net cash (used in) provided by investing activities	(163.7)	8.3
Cash flows from financing activities:
Proceeds from the issuance of common stock	20.5	43.9
Payment of dividends	(86.6)	(92.7)
Payment for purchase of noncontrolling interests	(64.4)	—
Net repayments of borrowings (maturities of 90 days or less)	(434.9)	(1,077.1)
Proceeds from borrowings (maturities longer than 90 days)	—	262.3
Repayments of borrowings (maturities longer than 90 days)	—	(0.3)
All other financing activities	(25.3)	(26.7)
Net cash used in financing activities	(590.7)	(890.6)
Effect of exchange rate changes on cash and equivalents	34.4	(17.0)
Net change in cash and equivalents	(159.8)	(126.5)
Beginning balance of cash and equivalents	963.7	790.8
Ending balance of cash and equivalents	$803.9	$664.3
Supplemental disclosures:
Cash interest payments	$48.2	$76.0
Cash income tax payments	142.3	86.9
See the accompanying Notes to the Consolidated Condensed Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(unaudited)

NOTE 1. GENERAL
The consolidated condensed financial statements included herein have been prepared by Danaher Corporation (“Danaher” or the “Company”) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In this quarterly report, the terms “Danaher” or the “Company” refer to Danaher Corporation, Danaher Corporation and its consolidated subsidiaries or the consolidated subsidiaries of Danaher Corporation, as the context requires. Unless otherwise indicated, all amounts in this quarterly report refer to continuing operations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. The consolidated condensed financial statements included herein should be read in conjunction with the financial statements as of and for the year ended December 31, 2016 and the Notes thereto included in the Company’s 2016 Annual Report on Form 10-K.
In the opinion of the Company, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company as of March 31, 2017 and December 31, 2016, its results of operations for the three-month periods ended March 31, 2017 and April 1, 2016 and its cash flows for each of the three-month periods then ended.
Accumulated Other Comprehensive Income (Loss)—The changes in accumulated other comprehensive income (loss) by component are summarized below ($ in millions). Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

	Foreign Currency Translation Adjustments	Pension & Postretirement Plan Benefit Adjustments		Unrealized Gain (Loss) on Available-For-Sale Securities Adjustments	Total
For the Three-Month Period Ended March 31, 2017:
Balance, December 31, 2016	$(2,398.2)	$(642.2)		$18.7	$(3,021.7)
Other comprehensive income (loss) before reclassifications:
Increase	304.3	—		11.7	316.0
Income tax impact	—	—		(4.4)	(4.4)
Other comprehensive income (loss) before reclassifications, net of income taxes	304.3	—		7.3	311.6
Amounts reclassified from accumulated other comprehensive income (loss):
Increase	—	7.6	(a)	—	7.6
Income tax impact	—	(2.7)		—	(2.7)
Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	4.9		—	4.9
Net current period other comprehensive income (loss), net of income taxes	304.3	4.9		7.3	316.5
Balance, March 31, 2017	$(2,093.9)	$(637.3)		$26.0	$(2,705.2)
(a) This accumulated other comprehensive income (loss) component is included in the computation of net periodic pension cost. Refer to Note 7 for additional details.

	Foreign Currency Translation Adjustments	Pension & Postretirement Plan Benefit Adjustments		Unrealized Gain (Loss) on Available-For-Sale Securities Adjustments		Total
For the Three-Month Period Ended April 1, 2016:
Balance, December 31, 2015	$(1,797.4)	$(647.3)		$133.5		$(2,311.2)
Other comprehensive income (loss) before reclassifications:
Increase	201.1	—		12.6		213.7
Income tax impact	—	—		(4.7)		(4.7)
Other comprehensive income (loss) before reclassifications, net of income taxes	201.1	—		7.9		209.0
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	7.8	(a)	(223.4)	(b)	(215.6)
Income tax impact	—	(2.5)		83.8		81.3
Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	5.3		(139.6)		(134.3)
Net current period other comprehensive income (loss), net of income taxes	201.1	5.3		(131.7)		74.7
Balance, April 1, 2016	$(1,596.3)	$(642.0)		$1.8		$(2,236.5)
(a) This accumulated other comprehensive income (loss) component is included in the computation of net periodic pension cost. Refer to Note 7 for additional details.
(b) Included in other income in the accompanying Consolidated Condensed Statement of Earnings. Refer to Note 10 for additional details.

New Accounting Standards—In March 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which requires employers to disaggregate the service cost component from other components of net periodic benefit costs and to disclose the amounts of net periodic benefit costs that are included in each income statement line item. The standard requires employers to report the service cost component in the same line item as other compensation costs and to report the other components of net periodic benefit costs (which include interest costs, expected return on plan assets, amortization of prior service cost or credits and actuarial gains and losses) separately and outside a subtotal of operating income. The income statement guidance requires application on a retrospective basis. The ASU is effective for public entities for annual periods beginning after December 15, 2017, including interim periods, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. The ASU is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718), which aims to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, classification of certain items on the statement of cash flows and accounting for forfeitures. The Company has adopted this standard effective January 1, 2017. The ASU requires that the difference between the actual tax benefit realized upon exercise or vesting, as applicable, and the tax benefit recorded based on the fair value of the stock award at the time of grant (the “excess tax benefits”) be reflected as a reduction of the current period provision for income taxes with any shortfall recorded as an increase in the tax provision rather than as a component of changes to additional paid-in capital. The ASU also requires the excess tax benefit realized be reflected as operating cash flow rather than a financing cash flow. For the three-month period ended March 31, 2017, the provision for income taxes from continuing operations was reduced and operating cash flow from continuing operations was increased by $26 million reflecting the impact of adopting this standard. Had this ASU been adopted at January 1, 2016, the provision for income taxes from continuing operations would have been reduced and operating cash flow from continuing operations would have been increased by $14 million from the amounts reported for the three-month period ended April 1, 2016. The actual benefit realized in future periods is inherently uncertain and will vary based on the timing and relative value realized for future share-based transactions.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and a lease liability for all leases with terms greater than 12 months. The standard also requires disclosures by lessees and lessors about the amount, timing and uncertainty of cash flows arising from leases. The accounting applied by a lessor is largely unchanged from that applied under the current standard. The standard must be adopted using a modified retrospective transition approach and provides for certain practical expedients. The ASU is effective for public entities for fiscal years beginning after December 15, 2018, with early adoption permitted. Management has not yet completed its assessment of the impact of the new standard on the Company’s consolidated financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes nearly all existing revenue recognition guidance. The core principle of Topic 606 is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB deferred the effective date of the standard by one year which results in the new standard being effective for the Company at the beginning of its first quarter of fiscal year 2018. In addition, during March, April, May and December 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, respectively, which clarified the guidance on certain items such as reporting revenue as a principal versus agent, identifying performance obligations, accounting for intellectual property licenses, assessing collectability, presentation of sales taxes, impairment testing for contract costs and disclosure of performance obligations. The Company plans to adopt the new standard on January 1, 2018 and expects the impact of the new standard on the amount and timing of revenue recognition to be insignificant. The new standard will require certain costs, primarily commissions on contracts greater than one year in duration, to be capitalized versus expensed currently. The new standard will also require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows from customer contracts, including judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The Company expects to use the modified retrospective method of adoption, reflecting the cumulative effect of initially applying the new standard to revenue recognition in the first quarter of 2018.

NOTE 2. ACQUISITIONS
For a description of the Company’s acquisition activity for the year ended December 31, 2016 reference is made to the financial statements as of and for the year ended December 31, 2016 and Note 2 thereto included in the Company’s 2016 Annual Report on Form 10-K.
The Company continually evaluates potential acquisitions that either strategically fit with the Company’s existing portfolio or expand the Company’s portfolio into a new and attractive business area. The Company has completed a number of acquisitions that have been accounted for as purchases and have resulted in the recognition of goodwill in the Company’s financial statements. This goodwill arises because the purchase prices for these businesses reflect a number of factors including the future earnings and cash flow potential of these businesses, the multiple to earnings, cash flow and other factors at which similar businesses have been purchased by other acquirers, the competitive nature of the processes by which the Company acquired the businesses, avoidance of the time and costs which would be required (and the associated risks that would be encountered) to enhance the Company’s existing product offerings to key target markets and enter into new and profitable businesses, anticipated opportunities for synergies from the elimination of redundant facilities and staffing and use of each party’s respective, existing commercial infrastructure to cost-effectively expand sales of the other party’s products and services, and the complementary strategic fit and resulting synergies these businesses bring to existing operations.
The Company makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Company obtains this information during due diligence and through other sources. In the months after closing, as the Company obtains additional information about these assets and liabilities, including through tangible and intangible asset appraisals, and learns more about the newly acquired business, it is able to refine the estimates of fair value and more accurately allocate the purchase price. Only items identified as of the acquisition date are considered for subsequent adjustment. The Company is continuing to evaluate certain pre-acquisition contingencies associated with certain of its 2016 acquisitions and is also in the process of obtaining valuations of certain acquired intangible assets and certain acquisition-related liabilities in connection with these acquisitions. The Company will make appropriate adjustments to the purchase price allocation prior to completion of the measurement period, as required.

Acquisition of Noncontrolling Interest
In the first quarter of 2017, Danaher acquired the remaining noncontrolling interest associated with one of its prior business combinations for consideration of $64 million. Danaher recorded the increase in ownership interests as a transaction within stockholders’ equity. As a result of this transaction, noncontrolling interests were reduced by $63 million reflecting the carrying value of the interest with the $1 million difference charged to additional paid-in capital.
Pro Forma Financial Information
The unaudited pro forma information for the periods set forth below gives effect to the 2016 acquisitions as if they had occurred as of January 1, 2016. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time ($ in millions, except per share amounts):

	Three-Month Period Ended
	March 31, 2017	April 1, 2016
Sales	$4,205.7	$4,104.5
Net earnings from continuing operations	483.8	550.5
Diluted net earnings per share from continuing operations	0.69	0.79

NOTE 3. DISCONTINUED OPERATIONS
Fortive Corporation Separation
On July 2, 2016 (the “Distribution Date”), Danaher completed the separation (the “Separation”) of Fortive Corporation (“Fortive”). For additional details on the Separation reference is made to the financial statements as of and for the year ended December 31, 2016 and Note 3 thereto included in the Company’s 2016 Annual Report on Form 10-K. The accounting requirements for reporting the Separation of Fortive as a discontinued operation were met when the Separation was completed. Accordingly, the accompanying consolidated condensed financial statements for all periods presented reflect this business as a discontinued operation.
In connection with the Separation, Danaher and Fortive entered into various agreements to effect the Separation and provide a framework for their relationship after the Separation, including a transition services agreement, an employee matters agreement, a tax matters agreement, an intellectual property matters agreement and a Danaher Business System (“DBS”) license agreement. These agreements provide for the allocation between Danaher and Fortive of assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Fortive’s separation from Danaher and govern certain relationships between Danaher and Fortive after the Separation. In addition, Danaher is party to various commercial agreements with Fortive entities. The amounts billed for transition services provided under the above agreements as well as commercial sales and purchases to and from Fortive were not material to the Company’s results of operations for the three-month period ended March 31, 2017.
In the three-month period ended March 31, 2017, Danaher recorded a $22 million income tax benefit related to the release of previously provided reserves associated with uncertain tax positions on certain Danaher tax returns which were jointly filed with Fortive entities. These reserves were released due to the expiration of statutes of limitations for those returns. All Fortive entity-related balances were included in the income tax benefit related to discontinued operations.

The key components of income from discontinued operations for the three-month periods ended March 31, 2017 and April 1, 2016 were as follows ($ in millions):

	March 31, 2017	April 1, 2016
Sales	$—	$1,474.7
Cost of sales	—	(779.4)
Selling, general, and administrative expenses	—	(332.6)
Research and development expenses	—	(93.7)
Interest expense	—	(8.8)
Earnings from discontinued operations before income taxes	—	260.2
Income taxes	22.3	(87.6)
Earnings from discontinued operations, net of income taxes	$22.3	$172.6

NOTE 4. GOODWILL
The following is a rollforward of the Company’s goodwill ($ in millions):

Balance, December 31, 2016	$23,826.9
Adjustments due to finalization of purchase price allocations	(64.7)
Foreign currency translation and other	252.8
Balance, March 31, 2017	$24,015.0
The carrying value of goodwill by segment is summarized as follows ($ in millions):

	March 31, 2017	December 31, 2016
Life Sciences	$11,751.6	$11,610.3
Diagnostics	6,910.7	6,903.0
Dental	3,239.9	3,215.6
Environmental & Applied Solutions	2,112.8	2,098.0
Total	$24,015.0	$23,826.9
The Company has not identified any “triggering” events which indicate a potential impairment of goodwill in the first quarter of 2017.

NOTE 5. FAIR VALUE MEASUREMENTS
Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value where the Company’s assets and liabilities are required to be carried at fair value and provide for certain disclosures related to the valuation methods used within a valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, or other observable characteristics for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from, or corroborated by, observable market data through correlation. Level 3 inputs are unobservable inputs based on the Company’s assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A summary of financial assets and liabilities that are measured at fair value on a recurring basis were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
March 31, 2017:
Assets:
Available-for-sale securities	$128.8	$49.1	$—	$177.9
Liabilities:
Deferred compensation plans	—	52.6	—	52.6

December 31, 2016:
Assets:
Available-for-sale securities	$117.8	$52.3	$—	$170.1
Liabilities:
Deferred compensation plans	—	52.2	—	52.2
Available-for-sale securities, which are included in other long-term assets in the accompanying Consolidated Condensed Balance Sheets, are either measured at fair value using quoted market prices in an active market or if they are not traded on an active market are valued at quoted prices reported by investment brokers and dealers based on the underlying terms of the security and comparison to similar securities traded on an active market.
The Company has established nonqualified deferred compensation programs that permit officers, directors and certain management employees to defer a portion of their compensation, on a pretax basis, until at or after their termination of employment (or board service, as applicable). All amounts deferred under such plans are unfunded, unsecured obligations of the Company and are presented as a component of the Company’s compensation and benefits accrual included in other long-term liabilities in the accompanying Consolidated Condensed Balance Sheets. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within the Company’s 401(k) program (except that the earnings rates for amounts deferred by the Company’s directors and amounts contributed unilaterally by the Company are entirely based on changes in the value of the Company’s common stock). Changes in the deferred compensation liability under these programs are recognized based on changes in the fair value of the participants’ accounts, which are based on the applicable earnings rates.
Fair Value of Financial Instruments
The carrying amounts and fair values of the Company’s financial instruments were as follows ($ in millions):

	March 31, 2017		December 31, 2016
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Available-for-sale securities	$177.9	$177.9	$170.1	$170.1
Liabilities:
Notes payable and current portion of long-term debt	2,221.0	2,221.0	2,594.8	2,594.8
Long-term debt	9,729.3	10,170.4	9,674.2	10,095.1
As of March 31, 2017 and December 31, 2016, available-for-sale securities were categorized as Level 1 and Level 2, as indicated above, and short and long-term borrowings were categorized as Level 1.
The fair value of long-term borrowings was based on quoted market prices. The difference between the fair value and the carrying amounts of long-term borrowings (other than the Company’s Liquid Yield Option Notes due 2021 (the “LYONs”)) is attributable to changes in market interest rates and/or the Company’s credit ratings subsequent to the incurrence of the borrowing. In the case of the LYONs, differences in the fair value from the carrying value are attributable to changes in the price of the Company’s common stock due to the LYONs’ conversion features. The fair values of borrowings with original maturities of one year or less, as well as cash and cash equivalents, trade accounts receivable, net and trade accounts payable approximate their carrying amounts due to the short-term maturities of these instruments.

NOTE 6. FINANCING
As of March 31, 2017, the Company was in compliance with all of its debt covenants. The components of the Company’s debt were as follows ($ in millions):

	March 31, 2017	December 31, 2016
U.S. dollar-denominated commercial paper	$2,268.4	$2,733.5
Euro-denominated commercial paper (€3.0 billion and €3.0 billion, respectively)	3,167.9	3,127.6
Floating rate senior unsecured notes due 2017 (€500.0 million aggregate principal amount) (the “2017 Euronotes”)	533.3	526.0
0.0% senior unsecured bonds due 2017 (CHF 100.0 million aggregate principal amount) (the “2017 CHF Bonds”)	99.6	98.0
1.65% senior unsecured notes due 2018	498.4	498.1
1.0% senior unsecured notes due 2019 (€600.0 million aggregate principal amount) (the “2019 Euronotes”)	637.5	628.6
2.4% senior unsecured notes due 2020	497.0	496.8
5.0% senior unsecured notes due 2020	402.5	402.6
Zero-coupon Liquid Yield Option Notes (LYONs) due 2021	68.5	68.1
0.352% senior unsecured notes due 2021 (¥30.0 billion aggregate principal amount)	268.5	255.6
1.7% senior unsecured notes due 2022 (€800.0 million aggregate principal amount) (the “2022 Euronotes”)	848.0	836.5
0.5% senior unsecured bonds due 2023 (CHF 540.0 million aggregate principal amount) (the “2023 CHF Bonds”)	541.0	532.3
2.5% senior unsecured notes due 2025 (€800.0 million aggregate principal amount) (the “2025 Euronotes”)	848.4	836.8
3.35% senior unsecured notes due 2025	495.9	495.8
1.125% senior unsecured bonds due 2028 (CHF 110.0 million aggregate principal amount) (the “2028 CHF Bonds”)	110.6	108.8
4.375% senior unsecured notes due 2045	499.3	499.3
Other	165.5	124.6
Total debt	11,950.3	12,269.0
Less: currently payable	2,221.0	2,594.8
Long-term debt	$9,729.3	$9,674.2
For additional details regarding the Company’s debt financing, reference is made to Note 9 of the Company’s financial statements as of and for the year ended December 31, 2016 included in the Company’s 2016 Annual Report on Form 10-K.
The Company satisfies any short-term liquidity needs that are not met through operating cash flow and available cash primarily through issuances of commercial paper under its U.S. dollar and euro-denominated commercial paper programs. Credit support for the commercial paper programs is generally provided by the Company’s $4.0 billion unsecured, multi-year revolving credit facility with a syndicate of banks that expires on July 10, 2020 (the “Credit Facility”), which can also be used for working capital and other general corporate purposes. In October 2016, the Company expanded its borrowing capacity by entering into a $3.0 billion 364-day unsecured revolving credit facility with a syndicate of banks that expires on October 23, 2017 (the “364-Day Facility” and together with the Credit Facility, the “Credit Facilities”), to provide additional liquidity support for issuances under the Company’s U.S. dollar and euro-denominated commercial paper programs. The increase in the size of the Company’s commercial paper programs provided necessary capacity for the Company to use proceeds from the issuance of commercial paper to fund the purchase price for the Company’s 2016 acquisition of Cepheid. As of March 31, 2017, no borrowings were outstanding under the Credit Facilities, and the Company was in compliance with all covenants under the facility. In addition to the Credit Facilities, the Company has also entered into reimbursement agreements with various commercial banks to support the issuance of letters of credit.

As of March 31, 2017, borrowings outstanding under the Company’s U.S. dollar and euro-denominated commercial paper programs had a weighted average annual interest rate of 0.2% and a weighted average remaining maturity of approximately 26 days.
The Company has classified approximately $4.0 billion of its borrowings outstanding under the commercial paper programs as of March 31, 2017 as long-term debt in the accompanying Consolidated Condensed Balance Sheet as the Company had the intent and ability, as supported by availability under the Credit Facility, to refinance these borrowings for at least one year from the balance sheet date.
Debt discounts and debt issuance costs totaled $23 million and $25 million as of March 31, 2017 and December 31, 2016, respectively, and have been netted against the aggregate principal amounts of the related debt in the components of debt table above.
Danaher Corporation has guaranteed long-term debt and commercial paper issued by certain of its wholly-owned subsidiaries. The 2017 Euronotes, 2019 Euronotes, 2022 Euronotes and 2025 Euronotes were issued by DH Europe Finance S.A. (“Danaher International”), a wholly-owned finance subsidiary of the Company. The 2017 CHF Bonds, 2023 CHF Bonds, and 2028 CHF Bonds were issued by DH Switzerland Finance S.A. (“Danaher Switzerland”), a wholly-owned finance subsidiary of the Company. All securities issued by each of Danaher International and Danaher Switzerland are fully and unconditionally guaranteed by the Company and these guarantees rank on parity with the Company’s unsecured and unsubordinated indebtedness.
LYONs Redemption
During the three-month period ended March 31, 2017, holders of certain of the Company’s LYONs converted such LYONs into an aggregate of approximately two thousand shares of the Company’s common stock, par value $0.01 per share. The Company’s deferred tax liability associated with the book and tax basis difference in the converted LYONs was transferred to additional paid-in capital as a result of the conversions.

NOTE 7. DEFINED BENEFIT PLANS
The following sets forth the components of the Company’s net periodic benefit cost of the noncontributory defined benefit pension plans ($ in millions):

	Three-Month Period Ended
	March 31, 2017	April 1, 2016
U.S. Pension Benefits:
Service cost	$1.9	$2.3
Interest cost	21.0	22.7
Expected return on plan assets	(32.9)	(33.3)
Amortization of actuarial loss	6.6	6.0
Curtailment gain recognized	—	(0.7)
Net periodic pension cost	$(3.4)	$(3.0)

Non-U.S. Pension Benefits:
Service cost	$7.7	$8.8
Interest cost	6.3	8.6
Expected return on plan assets	(10.2)	(10.4)
Amortization of actuarial loss	1.9	2.0
Amortization of prior service credit	(0.1)	(0.1)
Net periodic pension cost	$5.6	$8.9

The following sets forth the components of the Company’s net periodic benefit cost of the other postretirement employee benefit plans ($ in millions):

	Three-Month Period Ended
	March 31, 2017	April 1, 2016
Service cost	$0.2	$0.2
Interest cost	1.3	1.4
Amortization of actuarial loss	—	0.1
Amortization of prior service credit	(0.8)	(0.8)
Net periodic benefit cost	$0.7	$0.9
Net periodic pension and benefit costs are included in cost of sales and selling, general and administrative expenses in the accompanying Consolidated Condensed Statements of Earnings.
Employer Contributions
During 2017, the Company’s cash contribution requirements for its U.S. and non-U.S. defined benefit pension plans are expected to be approximately $35 million and $40 million, respectively. The ultimate amounts to be contributed depend upon, among other things, legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contribution, local practices, market conditions, interest rates and other factors.

NOTE 8. INCOME TAXES
The Company’s effective tax rate from continuing operations for the three-month period ended March 31, 2017 was 17.3% as compared to 25.2% for the three-month period ended April 1, 2016.
The Company’s effective tax rate for 2017 and 2016 differs from the U.S. federal statutory rate of 35.0% due principally to the Company’s earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate. The excess tax benefits from stock-based compensation and the release of reserves upon the expiration of statutes of limitations, partially offset by recording valuation allowances on certain foreign operating losses decreased the reported tax rate for the three-month period ended March 31, 2017 by 3.2%. The gain on the sale of marketable equity securities during the first quarter of 2016 resulted in a 4.9% increase in the reported tax rate on a year-over-year basis for the three-month period ended April 1, 2016.
Tax authorities in Denmark have raised significant issues related to interest accrued by certain of the Company’s subsidiaries. On December 10, 2013, the Company received assessments from the Danish tax authority (“SKAT”) totaling approximately DKK 1.4 billion including interest through March 31, 2017 (approximately $203 million based on the exchange rate as of March 31, 2017), imposing withholding tax relating to interest accrued in Denmark on borrowings from certain of the Company’s subsidiaries for the years 2004-2009. The Company is currently in discussions with SKAT and anticipates receiving an assessment for years 2010-2012 totaling approximately DKK 833 million including interest through March 31, 2017 (approximately $120 million based on the exchange rate as of March 31, 2017). Management believes the positions the Company has taken in Denmark are in accordance with the relevant tax laws and intends to vigorously defend its positions. The Company appealed these assessments with the National Tax Tribunal in 2014 and intends on pursuing this matter through the European Court of Justice should this appeal be unsuccessful. The ultimate resolution of this matter is uncertain, could take many years, and could result in a material adverse impact to the Company’s financial statements, including its effective tax rate.

NOTE 9. STOCK TRANSACTIONS AND STOCK-BASED COMPENSATION
Neither the Company nor any “affiliated purchaser” repurchased any shares of Company common stock during the three-month period ended March 31, 2017. On July 16, 2013, the Company’s Board of Directors approved a repurchase program (the “Repurchase Program”) authorizing the repurchase of up to 20 million shares of the Company’s common stock from time to time on the open market or in privately negotiated transactions. As of March 31, 2017, 20 million shares remained available for repurchase pursuant to the Repurchase Program.
For a full description of the Company’s stock-based compensation programs, reference is made to Note 17 of the Company’s financial statements as of and for the year ended December 31, 2016 included in the Company’s 2016 Annual Report on Form 10-K. As of March 31, 2017, approximately 23 million shares of the Company’s common stock were reserved for issuance under the 2007 Stock Incentive Plan, as adjusted pursuant to the anti-dilution provisions of the plan to account for the Separation.
The following summarizes the components of the Company’s stock-based compensation expense ($ in millions):

	Three-Month Period Ended
	March 31, 2017	April 1, 2016
Restricted stock units (“RSUs”)/performance stock units (“PSUs”):
Pretax compensation expense	$21.6	$19.9
Income tax benefit	(6.7)	(5.7)
RSU/PSU expense, net of income taxes	14.9	14.2
Stock options:
Pretax compensation expense	12.0	9.7
Income tax benefit	(3.8)	(3.0)
Stock option expense, net of income taxes	8.2	6.7
Total stock-based compensation:
Pretax compensation expense	33.6	29.6
Income tax benefit	(10.5)	(8.7)
Total stock-based compensation expense, net of income taxes	$23.1	$20.9
Stock-based compensation has been recognized as a component of selling, general and administrative expenses in the accompanying Consolidated Condensed Statements of Earnings. As of March 31, 2017, $208 million of total unrecognized compensation cost related to RSUs/PSUs is expected to be recognized over a weighted average period of approximately three years. As of March 31, 2017, $159 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately three years. Future compensation amounts will be adjusted for any changes in estimated forfeitures.
The Company realized a tax benefit of $38 million in the three-month period ended March 31, 2017, related to the exercise of employee stock options and vesting of RSUs. As a result of the adoption of ASU 2016-09, Compensation—Stock Compensation, the excess tax benefit of $26 million has been recorded as a reduction to the current income tax provision and is reflected as an operating cash inflow in the accompanying Consolidated Condensed Statements of Cash Flows. Prior to the adoption of ASU 2016-09, the excess tax benefit was recorded as an increase to additional paid-in capital and was reflected as a financing cash flow.

NOTE 10. NONOPERATING INCOME (EXPENSE)
The Company received $265 million of cash proceeds from the sale of marketable equity securities during the first quarter of 2016. The Company recorded a pretax gain related to this sale of $223 million ($140 million after-tax or $0.20 per diluted share) during the three-month period ended April 1, 2016.

NOTE 11. COMMITMENTS AND CONTINGENCIES
For a description of the Company’s litigation and contingencies, reference is made to Note 16 of the Company’s financial statements as of and for the year ended December 31, 2016 included in the Company’s 2016 Annual Report on Form 10-K.
The Company generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly, and appropriately maintained. Warranty period terms depend on the nature of the product and range from 90 days up to the life of the product. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances estimated property damage. The accrued warranty liability is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.

The following is a rollforward of the Company’s accrued warranty liability ($ in millions):

Balance, December 31, 2016	$75.8
Accruals for warranties issued during the period	12.3
Settlements made	(13.9)
Effect of foreign currency translation	0.7
Balance, March 31, 2017	$74.9

NOTE 12. NET EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Basic net earnings per share (“EPS”) from continuing operations is calculated by dividing net earnings from continuing operations by the weighted average number of common shares outstanding for the applicable period. Diluted net EPS from continuing operations is computed based on the weighted average number of common shares outstanding increased by the number of additional shares that would have been outstanding had the potentially dilutive common shares been issued and reduced by the number of shares the Company could have repurchased with the proceeds from the issuance of the potentially dilutive shares. For the three-month period ended March 31, 2017, approximately four million anti-dilutive options to purchase shares were not included in the diluted EPS from continuing operations calculation as the impact of their inclusion would have been anti-dilutive. However, for the three-month period ended April 1, 2016 there were no anti-dilutive options to purchase shares excluded from the diluted EPS from continuing operations calculation.
Information related to the calculation of net earnings per share from continuing operations is summarized as follows ($ and shares in millions, except per share amounts):

	Net Earnings from Continuing Operations (Numerator)	Shares (Denominator)	Per Share Amount
For the Three-Month Period Ended March 31, 2017:
Basic EPS	$483.8	694.3	$0.70
Adjustment for interest on convertible debentures	0.5	—
Incremental shares from assumed exercise of dilutive options and vesting of dilutive RSUs and PSUs	—	8.5
Incremental shares from assumed conversion of the convertible debentures	—	2.9
Diluted EPS	$484.3	705.7	$0.69

For the Three-Month Period Ended April 1, 2016:
Basic EPS	$585.8	688.6	$0.85
Adjustment for interest on convertible debentures	0.4	—
Incremental shares from assumed exercise of dilutive options and vesting of dilutive RSUs and PSUs	—	6.1
Incremental shares from assumed conversion of the convertible debentures	—	2.4
Diluted EPS	$586.2	697.1	$0.84

NOTE 13. SEGMENT INFORMATION
The Company operates and reports its results in four separate business segments consisting of the Life Sciences, Diagnostics, Dental and Environmental & Applied Solutions segments. When determining the reportable segments, the Company aggregated operating segments based on their similar economic and operating characteristics. Operating profit represents total revenues less operating expenses, excluding nonoperating income and expense, interest and income taxes. Intersegment amounts are not significant and are eliminated to arrive at consolidated totals. There has been no material change in total assets or liabilities by segment since December 31, 2016.
Segment results are shown below ($ in millions):

	Three-Month Period Ended
	March 31, 2017	April 1, 2016
Sales:
Life Sciences	$1,308.1	$1,258.1
Diagnostics	1,327.3	1,136.2
Dental	655.5	655.9
Environmental & Applied Solutions	914.8	873.9
Total	$4,205.7	$3,924.1

Operating Profit:
Life Sciences	$211.6	$177.2
Diagnostics	154.6	180.2
Dental	89.4	95.1
Environmental & Applied Solutions	208.0	198.4
Other	(39.7)	(37.8)
Total	$623.9	$613.1